Exhibit 99

Heinz Reports 14% Growth in Third-Quarter Sales, 8% Growth in Operating Income and EPS of $0.68

Third Quarter Highlights

  Sales up 14% to $2.6 billion
  Organic sales growth of 8.6% (volume plus price) fueled by higher sales of Heinz branded products and top 15 brands which grew 16.8%.
  Operating income growth of 8% despite high commodity costs and increased investment in the business - marketing up 16% and R&D up 19%.
  Operating free cash flow (cash from operations less capital expenditures net of proceeds from disposals of property, plant and equipment) more than doubled prior year to $186 million.
  Heinz on track to deliver full-year EPS of $2.60 to $2.62, an increase of 9% to 10% over last year.

PITTSBURGH--(BUSINESS WIRE)--H. J. Heinz Company (NYSE:HNZ) today reported 14% growth in third-quarter sales to $2.6 billion and 8% growth in operating income to $406 million. The strong sales results were driven by successful innovation and a 16% increase in marketing, as stronger volume and pricing behind the Company’s top brands fueled broad-based growth. Foreign exchange also contributed 5.3% of the sales growth.

“I am very pleased with our continued strong performance and growth momentum. Consumers across the globe are embracing our leading brands and innovative new products. We continue to succeed by driving consumer-validated innovation and investing in top-line growth,” said Heinz Chairman, President and CEO William R. Johnson. “Heinz remains on track to achieve record full-year sales and an EPS growth rate of 9% to 10% for the fiscal year.”

Heinz generated robust organic sales growth of 8.6% during the quarter, reflecting a 5.2% increase in volume and a 3.4% increase in net price. All of the Company’s Top 15 Brands achieved sales growth, led by 15% growth in the Heinz® brand, which includes such products as ketchup, soups, beans and infant/nutrition, and strong increases in Classico® pasta sauces, Ore-Ida® potatoes, Weight Watchers® Smart Ones® meals, Weight Watchers® meals, and ABC® soy sauce.

Operating income grew 8% from the year-earlier quarter, driven by continuing momentum in North American Consumer Products, Europe, Asia/Pacific and Rest of World, partially offset by the U.S. Foodservice business. Heinz achieved these outstanding financial results in the face of continuing commodity cost inflation, and sustained double-digit growth in marketing and R&D investments. Our profit success reflects cost-based pricing initiatives, innovation, productivity gains and favorable foreign exchange. Heinz, with its diversified global portfolio of brands and businesses, generated approximately 60% of its third-quarter sales in markets outside the United States.

Heinz reported third-quarter net income of $219 million, the same as a year ago despite a 560 basis point increase in the income tax rate. Heinz had a tax rate of 31.6% in this year’s third quarter, versus a rate of 26% a year ago. Per-share earnings rose 3% to $0.68 even with the higher tax rate. The Company anticipates a full-year tax rate of approximately 31% for the fiscal year ending April 30, 2008.

Third-Quarter Highlights

-- Sales of the Company's Top 15 Brands grew by 16.8%.

-- Emerging markets enjoyed sales growth of 29% and accounted for 23% of total Heinz sales growth for the quarter.

-- Sales in the Ketchup and Sauces category grew 13.6% as:

-- Annual sales of Heinz(R) Ketchup in the United Kingdom topped 100 million British Pounds for the first time.

-- Heinz(R) Ketchup sales in Canada reached an all-time record dollar share of more than 81%.

-- ABC(R) Soy Sauce sales in Indonesia grew 37% continuing the favorable trends driven by a successful re-launch and marketing campaign.

-- Sales in the Meals and Snacks category grew 13.8% including:

-- The successful launch of Smart Ones(R) Fruit Inspirations and the continuing success of Smart Ones(R) Anytime Selections.

-- Strong sales of Ore-Ida(R) frozen potatoes further strengthened the brand's No. 1 position in the United States.

-- An increase in ambient soup sales of 19%, led by continued strength in the U.K. and the introduction of Weight Watchers(R) Big Soups in Germany, Austria and Switzerland.

-- A successful launch of Heinz(R) Baked Beans Snap Pots(TM) in the U.K., a new microwaveable product launched in the quarter, which drove a 6.9% increase in value share to 67.3% while
   spurring category growth.

-- A 34% increase in sales of Long Fong(R) frozen products, which includes frozen dumplings, rice balls, appetizers and hot pots, continuing an accelerated growth trend in China.

-- A 45% growth in sales of Pudliszki(R) convenience meals in Poland, on the strength of innovation and marketing.

-- Sales in the infant/nutrition category grew 17% behind successful innovations in Italy, China, India and Latin America and the positive impact of foreign exchange.

THIRD-QUARTER SEGMENT HIGHLIGHTS

NORTH AMERICAN CONSUMER PRODUCTS

North American Consumer Products continued to deliver strong results, driven by solid execution and innovation. Sales and operating income grew at double-digit rates, up 13% and 13.3% respectively. Organic sales grew approximately 10%, with volume up 5.4%, due primarily to strong growth of Weight Watchers® Smart Ones® and Boston Market® frozen entrees and Classico® pasta sauces. New products, including Fruit Inspirations® and Anytime Selections® frozen entrees propelled sales of the Smart Ones® brand. Net pricing increased 4.5% largely due to Fiscal 2008 price increases on Ore-Ida® frozen potatoes, Heinz® Ketchup and Smart Ones® frozen entrees.

Operating income increased 13.3% as strong sales growth more than offset commodity cost inflation and increased marketing and R&D investments. Operating income also benefited from productivity improvements and favorable mix.

EUROPE

Heinz Europe posted sales and operating income growth of 13.5% and 8.2% respectively. Organic sales increased 6.6%, driven by solid volume growth of 3.9% and price of 2.7%. The volume increase was principally due to the strong performance of Heinz® Ketchup and soup, Pudliszki® branded products in Poland, and the favorable impact of new product introductions such as Weight Watchers® Big Soups in Germany, Austria and Switzerland and new Honig® convenience meal varieties in the Netherlands. Net pricing increased primarily as a result of commodity-related pricing initiatives. Divestitures reduced sales 1.2% and favorable exchange translation rates increased sales by 8.1%.

Operating income increased 8.2%, driven largely by increased volume and price, along with favorable foreign exchange rates. These gains more than offset increased commodity costs and increased manufacturing costs in our U.K. and European frozen businesses.

ASIA/PACIFIC

Heinz Asia/Pacific continued to drive very strong growth in sales and operating income, up 27.4% and 38.2% respectively. Volume improvements of 9.8% drove 14% growth in organic sales, led by strong performances in Australia, Indonesia, China and India and improved results across all businesses within the segment. New product introductions and increased marketing helped propel growth. Pricing increased 4.2% reflecting increases on ABC® soy sauce and beverages in Indonesia, Long Fong® frozen products in China and nutritional beverages in India. Acquisitions, net of divestitures, increased sales 2.8%, and favorable exchange translation rates increased sales by 10.7%.

Operating income increased 38.2% due to increased volume and pricing, a favorable sales mix and favorable foreign exchange translation rates, partially offset by increased commodity and marketing costs.

U.S. FOODSERVICE

U.S. Foodservice organic sales increased 3.8%. Volume rose 4.3% primarily due to frozen desserts and soups sold to casual dining customers and driven by new products and promotions. These increases were partially offset by reduced guest traffic reported by many Heinz Foodservice customers. Pricing decreased 0.5%.

Operating income decreased 13.9% as increased volume was more than offset by higher commodity and energy costs.

REST OF WORLD

Sales for Rest of World increased 18.7%, driven by organic sales growth of 17.5%. Volume increased 2.5% due primarily to increased infant/nutrition sales in Latin America. Higher pricing increased sales by 15%, largely due to commodity-related price increases in Latin America and South Africa.

Operating income increased 11%, due mainly to increased pricing, higher volume and improved business mix.

YEAR-TO-DATE HIGHLIGHTS

Sales for the nine months ended January 30, 2008 increased 12.1% to $7.38 billion from $6.59 billion in the prior year. Organic sales increased 7.3%, reflecting growth in all five business segments. Volume increased 4.4%, as continued growth in the North American Consumer Products segment, Australia, New Zealand and the emerging markets combined with a strong performance by Heinz® Ketchup, beans and soup in Europe and Italian infant/nutrition. Net pricing increased sales by 2.9%, mainly in the North American Consumer Products, U.S. Foodservice and European segments, as well as our businesses in Latin America and Indonesia. Foreign exchange translation rates increased sales by 4.9%.

Operating income increased at a double-digit rate, up 10.6%, reflecting the strong sales growth, favorable foreign exchange and productivity improvements which were partially offset by increased commodity costs. Year-to-date, Heinz has significantly increased its investment in marketing and R&D, up 21% and 16% respectively. Net income increased 7.6% to $651 million compared to $605 million in the prior year. The current year-to-date effective tax rate was 29.4% compared to 27.5% for the prior year.

Year-to-date diluted earnings per share from continuing operations increased 9.8% to $2.01 in the current year compared to $1.83 in the prior year.

FY08 Forecast

The Company anticipates full-year earnings per share of $2.60 to $2.62, including a full-year tax rate of approximately 31% for the fiscal year ending April 30, 2008.

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Refer to the tables provided at the end of this press release for calculations of certain non-GAAP performance measures and ratios that have been discussed throughout this press release.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host an investor and analyst call today at 8:30 a.m. (Eastern Time). The call will be webcast live on www.heinz.com and will be archived for playback. Participants (institutional investors and analysts) call (800) 933-5758. Listen only for media on (800) 955-1760. Slides are now available for this call on www.heinz.com.

The conference call will be hosted by Art Winkleblack – Executive Vice President and Chief Financial Officer; Ed McMenamin, Senior Vice President - Finance and Corporate Controller; and Margaret Nollen – Vice President, Investor Relations.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  changes in credit ratings and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, which includes our continued evaluation of potential acquisition opportunities, including strategic acquisitions, joint ventures, divestitures and other initiatives, including our ability to identify, finance and complete these initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  economic or political instability in international markets, particularly in Venezuela, and the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems, and
  other factors described in "Risk Factors" and "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended May 2, 2007.

The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H. J. Heinz Company, offering “Good Food Every Day”TM is one of the world’s leading marketers and producers of healthy and convenient foods specializing in ketchup, sauces, meals, soups, snacks and infant/nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, Boston Market® meals, T.G.I. Friday’s® frozen snacks, and Plasmon® infant nutrition. Heinz is famous for its iconic brands on five continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®. Information on Heinz is available at www.heinz.com.

H. J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Third Quarter Ended		Nine Months Ended
	January 30, 2008	January 31, 2007	January 30, 2008	January 31, 2007
	FY2008	FY2007	FY2008	FY2007

Sales	$2,610,863	$2,295,192	$7,382,527	$6,587,337
Cost of products sold	1,675,447	1,443,076	4,676,909	4,116,206

Gross profit	935,416	852,116	2,705,618	2,471,131

Selling, general and administrative expenses	529,360	475,788	1,511,912	1,392,176

Operating income	406,056	376,328	1,193,706	1,078,955

Interest income	9,296	14,752	32,659	29,147
Interest expense	93,462	86,054	282,174	241,852
Other expense, net	(2,532)	(9,203)	(21,900)	(24,020)

Income from continuing operations before income taxes	319,358	295,823	922,291	842,230

Provision for income taxes	100,826	76,785	271,428	231,660

Income from continuing operations	218,532	219,038	650,863	610,570

Loss from discontinued operations, net of tax	-	-	-	(5,856)

Net income	$218,532	$219,038	$650,863	$604,714

Income/(loss) per common share - Diluted
Continuing operations	$0.68	$0.66	$2.01	$1.83
Discontinued operations	-	-	-	(0.02)

Net Income	$0.68	$0.66	$2.01	$1.81

Average common shares
outstanding - diluted	321,381	332,509	323,032	333,985

Income/(loss) per common share - Basic
Continuing operations	$0.69	$0.67	$2.04	$1.85
Discontinued operations	-	-	-	(0.02)

Net Income	$0.69	$0.67	$2.04	$1.83

Average common shares
outstanding - basic	316,610	328,466	318,301	330,192

Cash dividends per share	$0.38	$0.35	$1.14	$1.05

(Totals may not add due to rounding)

H. J. Heinz Company and Subsidiaries
Segment Data

	Third Quarter Ended		Nine Months Ended
	January 30, 2008	January 31, 2007	January 30, 2008	January 31, 2007
	FY2008	FY2007	FY2008	FY2007
Net external sales:
North American Consumer Products	$807,634	$714,536	$2,228,539	$2,001,757
Europe	923,087	812,996	2,561,550	2,238,286
Asia/Pacific	386,573	303,325	1,153,764	958,171
U.S. Foodservice	400,606	386,013	1,170,715	1,158,848
Rest of World	92,963	78,322	267,959	230,275
Consolidated Totals	$2,610,863	$2,295,192	$7,382,527	$6,587,337

Operating income (loss):
North American Consumer Products	$183,427	$161,862	$513,308	$471,041
Europe	164,288	151,904	462,670	410,639
Asia/Pacific	40,739	29,483	147,745	109,412
U.S. Foodservice	46,767	54,343	141,810	168,936
Rest of World	11,186	10,075	34,146	29,177
Non-Operating	(40,351)	(31,339)	(105,973)	(110,250)
Consolidated Totals	$406,056	$376,328	$1,193,706	$1,078,955

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,010,904	$890,018	$2,982,167	$2,706,142
Meals and Snacks	1,235,032	1,085,428	3,327,797	2,948,715
Infant/Nutrition	276,263	236,019	784,088	662,918
Other	88,664	83,727	288,475	269,562
Total	$2,610,863	$2,295,192	$7,382,527	$6,587,337

H. J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratio discussed in the Company's press release dated February 26, 2008:

Operating Free Cash Flow Calculation	Third Quarter Ended		Nine Months Ended
(amounts in thousands)	January 30, 2008	January 31, 2007	January 30, 2008	January 31, 2007
	FY 2008	FY 2007	FY 2008	FY 2007
Cash provided by operating activities	$254,534	$125,137	$470,668	$389,665
Capital expenditures	(69,170)	(60,974)	(201,479)	(150,516)
Proceeds from disposals of property, plant and equipment	735	7,683	1,518	41,850

Operating Free Cash Flow	$186,099	$71,846	$270,707	$280,999

Sales Variances

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

	Third Quarter ended January 30, 2008
	Volume	+	Price	=	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change
Segment:
North American Consumer Products	5.4%		4.5%		9.9%		3.0%		0.0%		13.0%
Europe	3.9%		2.7%		6.6%		8.1%		(1.2%)		13.5%
Asia/Pacific	9.8%		4.2%		14.0%		10.7%		2.8%		27.4%
U.S. Foodservice	4.3%		(0.5%)		3.8%		0.0%		0.0%		3.8%
Rest of World	2.5%		15.0%		17.5%		1.2%		0.0%		18.7%
Consolidated Totals	5.2%		3.4%		8.6%		5.3%		(0.1%)		13.8%

(Totals may not add due to rounding)

	Nine Months ended January 30, 2008
	Volume	+	Price	=	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change
Segment:
North American Consumer Products	5.2%		3.2%		8.4%		2.0%		0.9%		11.3%
Europe	5.1%		2.5%		7.6%		8.4%		(1.6%)		14.4%
Asia/Pacific	6.3%		2.6%		8.9%		10.0%		1.5%		20.4%
U.S. Foodservice	0.0%		1.6%		1.6%		0.0%		(0.5%)		1.0%
Rest of World	5.2%		12.8%		18.0%		0.8%		(2.3%)		16.4%
Consolidated Totals	4.4%		2.9%		7.3%		4.9%		(0.2%)		12.1%

(Totals may not add due to rounding)

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

CONTACT:
H. J. Heinz Company
Media:
Ted Smyth, 412-456-5780
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048